Exhibit 2.2

Redacted Version

Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(2)(ii) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment to the Purchase and Sale Agreement (this “Amendment”) dated as of May 31, 2019, by and between LLOG Bluewater Holdings, L.L.C. (“LBH”), a Delaware limited liability company, and LLOG Exploration Offshore, L.L.C. (“LEO”), a Louisiana limited liability company (collectively, “Seller”), and Murphy Exploration & Production Company – USA, a Delaware corporation (“Purchaser”).

RECITALS:

WHEREAS, the Parties entered into that certain Purchase and Sale Agreement dated as of April 19, 2019 (as amended from time to time and by the terms of this Amendment, the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement;

WHEREAS, the Parties desire to amend the Purchase Agreement in order to (i) amend Section 6.14, (ii) extend the Examination Period set forth in Section 7.1(a) of the Purchase Agreement, (iii) modify the Target Closing Date, (iv) amend the time period to deliver an Objection Notice pursuant to Section 9.5 of the Purchase Agreement, (v) amend and restate Exhibit A of the Purchase Agreement, (vi) amend Exhibit E of the Purchase Agreement, (vii) amend and restate Schedule 1.2(d) of the Purchase Agreement, (viii) amend and restate Schedule 1.2(e) of the Purchase Agreement, (ix) amend and restate Schedule 2.4 of the Purchase Agreement, (x) update Schedule 4.10(a) of the Purchase Agreement, and (xi) update Schedule 4.10(b) of the Purchase Agreement;

WHEREAS, pursuant to the terms of Section 12.9 of the Purchase Agreement, the Purchase and Sale Agreement may only be amended by a written agreement executed by all of the Parties; and

WHEREAS, pursuant to the terms of Section 6.15 of the Purchase Agreement, Seller has the right to supplement, correct or amend its Schedules relating to the representations and warranties set forth in Article 4 of the Purchase Agreement in accordance with the terms thereof.

NOW THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

AGREEMENT

Section 1. Amendments to the Purchase Agreement.

(a)       Section 6.14. Section 6.14 is amended by adding at the end of such Section the following:

“provided, that in connection with [  ], (i) Seller will maintain the operator’s extra expense coverage for such operation, with the cost of such coverage for periods after the Closing Date reimbursed by Purchaser, and (ii) Purchaser shall maintain after the Closing Date all other insurance required for such operation, including third party liability.”

(b)       Section 7.1(a). The first sentence of Section 7.1(a) of the Purchase Agreement is amended to add “the first Business Day following” immediately before “the 30th day thereafter”.

(c)       Section 9.1(a). Section 9.1(a) of the Purchase Agreement is amended to delete and replace the reference to “May 30, 2019” with “May 31, 2019”.

(d)       Section 9.5. The third and fourth sentences of Section 9.5 of the Purchase Agreement are deleted and replaced in their entirety by the following:

“If Purchaser fails to provide an Objection Notice on or before sixty (60) days after Purchaser’s receipt of the Adjusted Purchase Price Notice, Purchaser will be deemed to have accepted the Adjusted Purchase Price as set out in the Adjusted Purchase Price Notice, and the Parties shall proceed under the terms of Section 9.6. If Purchaser delivers an Objection Notice prior to the end of such sixty (60) day period, Seller and Purchaser will endeavor in good faith to resolve any disputed matters no later than fifteen (15) Business Days after receipt by Seller of the Objection Notice.”

Section 2. Amendments to the Exhibits and Schedules to the Purchase Agreement.

(a)       Exhibit A. Exhibit A to the Purchase Agreement is hereby deleted in its entirety and replaced with Attachment 1 attached hereto.

(b)       Exhibit E. Exhibit E to the Purchase Agreement is hereby amended to add a new Paragraph 10 with the following text:

“[  ]”.

(c)       Schedule 1.2(d). Schedule 1.2(d) to the Purchase Agreement is hereby deleted in its entirety and replaced with Attachment 2 attached hereto.

(d)       Schedule 1.2(e). Schedule 1.2(e) to the Purchase Agreement is hereby deleted in its entirety and replaced with Attachment 3 attached hereto.

(e)       Schedule 2.4. Schedule 2.4 to the Purchase Agreement is hereby deleted in its entirety and replaced with Attachment 4 attached hereto.

Section 3. Updates to Schedules.

(a)       Schedule 4.10(a). Pursuant to Section 6.15 of the Purchase Agreement, Seller hereby updates Schedule 4.10(a) as attached hereto as Attachment 5.

(b)       Schedule 4.10(b). Pursuant to Section 6.15 of the Purchase Agreement, Seller hereby updates Schedule 4.10(b) as attached hereto as Attachment 6.

Section 4. Miscellaneous.

(a)       This Amendment is entered into pursuant to Section 12.9 of the Purchase Agreement. The Parties hereby ratify and confirm the Purchase Agreement as hereby amended. The Purchase Agreement and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms of the Purchase Agreement, as amended hereby, are hereby amended so that any reference in the Purchase Agreement and such other documents to the Purchase Agreement shall mean a reference to the Purchase Agreement as amended hereby.

(b)       The provisions of the Purchase Agreement shall remain in full force and effect except as expressly amended and modified as set forth in this Amendment.

(c)       This Amendment may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by facsimile or electronic transmittal (PDF) is as effective as executing and delivering this Amendment in the presence of other parties to this Amendment.

(d)       EXCEPT FOR ANY REAL PROPERTY ISSUES, WHICH SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE IN WHICH SUCH REAL PROPERTY IS LOCATED OR ADJACENT TO (WITHOUT REFERENCE TO THE CHOICE OF LAW RULES OF SUCH STATE), THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(e)       Sections 12.2, 12.8, 12.9, 12.10, 12.11, 12.12, 12.13, 12.14, 12.15, 12.17(a), 12.18 and 12.19 of the Purchase Agreement shall apply to this Amendment mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been signed by each of the Parties on the date first above written.

SELLER

LLOG Bluewater Holdings, L.L.C.

By:	/s/ Philip S. LeJeune
Philip S. LeJeune
President and Chief Executive Officer

LLOG Exploration Offshore, L.L.C.

By:	/s/ Philip S. LeJeune
Philip S. LeJeune
President and Chief Executive Officer

[Signature Page to First Amendment to Purchase and Sale Agreement]

IN WITNESS WHEREOF, this Amendment has been signed by each of the Parties on the date first above written.

PURCHASER

Murphy Exploration & Production Company – USA

By:	/s/ Dan Hanchera
Dan Hanchera
Senior Vice President

[Signature Page to First Amendment to Purchase and Sale Agreement]